Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jackson National Life Insurance Company of New York
and
Contract Owners
JNLNY Separate Account I:

We consent to the use of our reports on the financial statements of Jackson National Life Insurance Company of New York dated March 12, 2012 and on the financial statements of JNLNY Separate Account I dated March 1, 2012, as well as to the reference to our firm as "Experts" all incorporated by reference in the Post-Effective Amendment to Form N-4 of JNLNY Separate Account I.

KPMG LLP

Chicago, Illinois
August 31, 2012